Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31784, 333-44822, 333-59350, and 333-161517on Form S-8 of our report dated March 8, 2016, relating to the consolidated financial statements and financial statement schedules of Onvia, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Moss Adams LLP

Seattle, Washington

March 8, 2016